EXHIBIT 32.1
Section 1350 Certifications
Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned officer of The Procter & Gamble Company (the “Company”) certifies to his knowledge that:
(1)The Quarterly Report on Form 10-Q of the Company for the quarterly period ended December 31, 2020 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)The information contained in that Form 10-Q fairly presents, in all material respects, the financial conditions and results of operations of the Company.

/s/ DAVID S. TAYLOR
(David S. Taylor)
Chairman of the Board, President and Chief Executive Officer

January 20, 2021
Date
A signed original of this written statement required by Section 906 has been provided to The Procter & Gamble Company and will be retained by The Procter & Gamble Company and furnished to the Securities and Exchange Commission or its staff upon request.